Exhibit 99.1

ACI Worldwide Completes Acquisition of Retail Decisions (ReD)

With ReD, ACI better equips multiple segments globally as they address disruption in the ecommerce market

NAPLES, FLA — August 12, 2014 — ACI Worldwide (NASDAQ: ACIW), a leading global provider of electronic payment and banking solutions, announced today that it has completed the acquisition of Retail Decisions (ReD), a leader in fraud prevention solutions. Under the terms of the agreement, ACI Worldwide acquired ReD for an all-cash purchase price of $205 million.

Brookwood, England-based ReD is a leading ecommerce and fraud prevention company serving the payments industry. Its suite of solutions helps customers drive up revenues while reducing fraud losses and increasing the efficiency of their fraud management teams. ReD serves more than 1,500 retailers, issuers, acquirers, processors and switch networks globally.

“We are excited to welcome ReD into the One ACI organization. The addition of ReD’s talented team and product portfolio enhances our Universal Payments strategy and further strengthens our leadership position in the fast-growing payments risk management space,” said Philip Heasley, President and CEO, ACI Worldwide. “The combination of ACI and ReD results in a powerful merchant retail solution that will drive our market leadership—providing an unrivaled customer experience–consistent and unified anytime, anywhere and through any access point or device.”

Commitment to customers

ACI also announced that consistent with its long-standing lifecycle management policy, the company is committed to maintaining multi-year roadmaps and contractual commitments to ReD’s customers. ReD’s customers will benefit from ACI’s size and scale to support current and future initiatives. ACI invests a high percent of revenues in R&D, significantly ahead of industry averages. The company also provides a world-class hosting environment, as well as global 24x7x365 support.

Updated 2014 guidance

As previously disclosed, we expect ReD will generate approximately $18 million in revenue and $4 million in adjusted EBITDA for the remainder of 2014. Consequently, we now expect to generate non-GAAP revenue in a range of $1.078 to $1.098 billion for the full year 2014. Adjusted EBITDA expectations are now a range of $294 to $304 million. We expect non-GAAP revenue of $254 to $264 million in the third quarter.

About ACI Worldwide

ACI Worldwide, the Universal Payments company, powers electronic payments and banking for more than 5,000 financial institutions, retailers, billers and processors around the world. ACI software processes $13 trillion each day in payments and securities transactions for more than 250 of the leading global retailers, and 21 of the world’s 25 largest banks. Through our comprehensive suite of software products and hosted services, we deliver a broad range of solutions for payment processing; card and merchant management; online banking; mobile, branch and voice banking; fraud detection; trade finance; and electronic bill presentment and payment. To learn more about ACI, please visit www.aciworldwide.com. You can also find us on Twitter @ACI_Worldwide.

For more information contact:

John Kraft, Vice President, Investor Relations & Strategic Analysis

ACI Worldwide

239-403-4627

john.kraft@aciworldwide.com

For press inquiries:

For more information contact:

Dan Ring

ACI Worldwide

781-370-3600

dan.ring@aciworldwide.com

Forward-Looking Statements

This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. Generally, forward-looking statements do not relate strictly to historical or current facts and may include words or phrases such as “believes,” “will,” “expects,” “anticipates,” “intends,” and words and phrases of similar impact. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements in this press release include, but are not limited to, statements regarding (i) the benefits to ReD’s customers; (ii) ReD’s expected revenue and adjusted EBITDA contributions for the remainder of 2014; (iii) the Company’s expected non-GAAP revenue and adjusted EBITDA for the full year 2014; and (iv) the Company’s expected non-GAAP revenue in the third quarter.

All of the foregoing forward-looking statements are expressly qualified by the risk factors discussed in our filings with the Securities and Exchange Commission. Such factors include but are not limited to, increased competition, the performance of our strategic product, UP BASE24-eps, demand for our products, restrictions and other financial covenants in our credit facility, consolidations and failures in the financial services industry, customer reluctance to switch to a new vendor, the accuracy of management’s backlog estimates, the maturity of certain products, our strategy to migrate customers to our next generation products, ratable or deferred recognition of certain revenue associated with customer migrations and the maturity of certain of our products, failure to obtain renewals of customer contracts or to obtain such renewals on favorable terms, delay or cancellation of customer projects or inaccurate project completion estimates, volatility and disruption of the capital and credit markets and adverse changes in the global economy, our existing levels of debt, impairment of our goodwill or intangible assets, litigation, future acquisitions, strategic partnerships and investments, risks related to the expected benefits to be achieved in recent acquisitions and ReD, the complexity of our products and services and the risk that they may contain hidden defects or be subjected to security breaches or viruses, compliance of our products with applicable legislation, governmental regulations and industry standards, our compliance with privacy regulations, the protection of our intellectual property in intellectual property litigation, the cyclical nature of our revenue and earnings and the accuracy of forecasts due to the concentration of revenue-generating activity during the final weeks of each quarter, business interruptions or failure of our information technology and communication systems, our offshore software development activities, risks from operating internationally, including fluctuations in currency exchange rates, exposure to unknown tax liabilities, and volatility in our stock price. For a detailed discussion of these risk factors, parties that are relying on the forward-looking statements should review our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K, Registration Statement on Form S-4, and subsequent reports on Forms 10-Q and 8-K.